Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of this 1st day of January, 2022 (the "Effective Date"), by and between BJ'S RESTAURANTS, INC., a California corporation (the “Company”), and GREGORY A. TROJAN, an individual (“Consultant”). Company and Consultant shall collectively be referred to as the “Parties” and, each individually, as a “Party.”

RECITALS:

A.       Consultant served as the Chief Executive Officer of the Company since 2013 and in such capacity has extensive knowledge and experience in the business and operations of the Company and the casual dining segment of the restaurant industry.

B.       Effective September 1, 2021, Consultant retired as Chief Executive Officer of the Company but remained an employee of the Company through December 31, 2021 and continues to serve as a member of the Board of Directors.

C.       In order to assure a smooth transition of management responsibilities and in order to assure that Consultant is available to assist the Company in developing and implementing its strategic plans and strategies going forward, the Company wishes to retain, and Consultant agrees to provide, consulting services to the Company on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties covenant and agree as follows:

1.                  Retirement. The Consultant has, on the Effective Date, retired from and terminated his employment with the Company.

2.                  Consulting. During the period from the Effective Date until termination of this Agreement in accordance with Section 4 hereof (the "Consulting Period"), the Company hereby engages Consultant, and Consultant hereby agrees, to perform at the Company's request such strategic planning and other services as shall mutually be agreed upon by the Parties. All services to be performed by Consultant under this Agreement may hereinafter be referred to collectively as the “Services.” It is expected that Consultant will be available to perform Services for at least four (4) hours each month.

3.                  Responsibility of Consultant. Consultant shall have the exclusive responsibility for performing the Services and shall not be deemed an employee of the Company. Consultant shall determine the manner in which Services are performed and the times and places at which he performs the Services; provided, however, the Company may periodically require the Services to be performed at the Company's headquarters (in which case, the Company shall reimburse Consultant for any required airfare and hotel expense in accordance with the Company's travel and expense reimbursement policies as they may be in effect from time to time). Except as provided herein or within the scope of his responsibilities as a director of the Company (i) Consultant shall have no authority to bind, obligate or commit Company, nor the power, personally or on behalf of Company, to waive any forfeiture or default or to alter, discharge or waive any of the terms and conditions of any contract entered into by or for Company, and (ii) Consultant shall have no authority to represent Company.

4.                  Term. This Agreement shall be effective as of the Effective Date and shall terminate on the earlier of (i) voluntary resignation by Consultant as a member of the Board of Directors of the Company, (ii) thirty (30) days following delivery of notice of termination by Consultant, (iii) thirty (30) days following delivery of notice of termination by the Company, (iv) immediately upon Consultant's death or Disability as such term is defined in the Amended and Restated Employment Agreement between the Company and Consultant, dated August 8, 2017 (the "Prior Employment Agreement"), or (v) January 31, 2024; provided, however, that, unless otherwise consented by Consultant in writing, in no case will the Company terminate this Agreement pursuant to the immediately preceding clause (iii) prior to January 31, 2024.

5.                  Compensation.

(a)       In consideration of Services to be provided by Consultant hereunder, and Consultant’s agreement to abide by the terms of this Agreement, Company shall pay Consultant a fee of $1,000 per month payable in accordance with the Company's normal payment practices; provided, however, that if the Services provided during the Consulting Period are expected to exceed more than four (4) hours per month, the Parties understand and agree that an appropriate hourly or daily fee will be negotiated.

(b)        From the Effective Date until termination of this Agreement, the Company shall provide Consultant (and, if applicable, his spouse) with group health insurance coverage as a retiree on the same coverage and cost sharing terms as may be provided from time to time to senior executives of the Company; provided, however, if such group health insurance coverage is or becomes unavailable to Consultant during the term of this Agreement, the Company will (i) during the term of this Agreement, reimburse Consultant's monthly cost of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") for as long COBRA coverage is available and (ii) following any termination of this Agreement pursuant to clauses (iii) or (v) of Section 4, the Company will reimburse Consultant's monthly cost of continuation coverage under COBRA (or, if the COBRA continuation coverage period has expired, then the monthly amount that was payable for continuation coverage under COBRA prior to such expiration) until Consultant's sixty-fifth (65th) birthday.

(c)       The compensation payable to Consultant under this Agreement shall be in addition to any compensation that may be payable to Consultant in connection with his services as a non-employee member of the Company's Board of Directors.

6.                  Successors and Assigns; Assignment. This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of Company and Consultant. Notwithstanding anything to the contrary, Consultant may not assign any of its rights or obligations hereunder.

7.                  Active Status; Extension of Option Exercise Period; Acceleration on Death or Disability.

(a)       Notwithstanding anything to the contrary contained in this Agreement, the Company hereby acknowledges and agrees that, for purposes of the Company's Equity Incentive Plan, as amended (the "Plan"), the Board of Directors of the Company and/or the Compensation Committee thereof has determined that for so long as Consultant is providing the Services under this Agreement, he shall be deemed to be a "Consultant" of the Company and have maintained his "Active Status" with the Company, as such terms are defined in the Plan.

(b)        With respect to any currently outstanding stock options issued under the Plan to Consultant prior to September 1, 2021 (the "Outstanding Options"), notwithstanding anything to the contrary contained in the option agreements evidencing the Outstanding Options, the period for exercise of any vested Outstanding Options shall be extended to the end of the term of the Outstanding Options (i.e. 10 years from the grant date).

(c)       With respect to any Outstanding Options, notwithstanding anything to the contrary contained in the option agreements evidencing the Outstanding Options, vesting of the Outstanding Options shall accelerate in full upon the death or Disability (as defined in the Prior Employment Agreement) of Consultant.

8.                  Miscellaneous.

8.1              Entire Agreement. This Agreement, including any attachments hereto, contains the entire agreement between the Parties and incorporates and supersedes any and all prior discussions or agreements the Parties may have had with respect to the terms of Consultant’s engagement by Company.

8.2              Amendment and Waiver. This Agreement and any terms, covenants or conditions hereunder may only be amended or waived by a written instrument specifically referring to this Agreement executed by each of the Parties. A waiver of any provision of this Agreement shall in no manner affect the waiving Party’s right to enforce any provisions of this Agreement at a subsequent time, and the waiver by any Party of any right arising out of any breach by the other Party shall not be construed as a waiver of any right arising out of any subsequent breach.

8.3              Choice of Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of California without regard to conflict of law provisions.

8.4              Arbitration. The arbitration provisions of the Prior Employment Agreement shall apply to any controversy or claim arising out of or relating in any way to this Agreement.

8.5              Counterparts. This Agreement may be executed in multiple counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving the existence of terms of this Agreement.

8.6              Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

8.7              No Third Party Rights. Nothing in this Agreement is intended to confer any rights or remedies on anyone other than the parties to the Agreement and their respective successors, representatives and assigns. The provisions of this Agreement shall not entitle any person not a signatory to this Agreement to any rights as a third party beneficiary, or otherwise, it being the specific intention of the parties hereto to preclude any and all-non-signatory parties from any such third party beneficiary rights, or any other rights whatsoever.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

CONSULTANT:	COMPANY:

BJ'S RESTAURANTS, INC., a California corporation

/s/ GREGORY A. TROJAN	By: /s/ GREGORY S. LEVIN
GREGORY A. TROJAN	Name: Gregory S. Levin
Title: Chief Executive Officer and President
By: /s/ Gerald W. Deitchle
Name: Gerald W. Deitchle Title: Chairman of the Board